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                                                                   Exhibit 10.18


                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

         Amendment to Employment Agreement, dated as of February 16, 2002 (the "Amendment"), by and between Learn2 Corporation (successor to Learn2.com, Inc.) (the "Company") and Marc E. Landy ("Executive").

         WHEREAS, the Company and Executive entered into an Employment Agreement dated as of February 16, 1999, as amended by the Amendment to Employment Agreement dated as of February 16, 2001 (collectively, the "Employment Agreement"); and

         WHEREAS, the Company and Executive desire to further amend the Employment Agreement as set forth below.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         Section 2 of the Employment Agreement is hereby amended and restated to read as follows:

                  The term of this Agreement (the "Term") shall be for a period commencing on the date hereof and continuing through February 16, 2003; subject to earlier termination in accordance with the terms and conditions contained in Section 7 hereof.

         Section 3 of the Employment Agreement is hereby amended to read in full as follows:

                  During the Term, Executive shall perform his services at the principal place of business of the Company which will be located at 111 High Ridge Road, Stamford, Connecticut 06905. Executive shall be furnished with office facilities and services suitable to his position and suitable for the performance of his duties. Executive acknowledges and agrees that in connection with his employment, however, he may be required to travel on behalf of the Company.

                  Section 7.1 of the Employment Agreement is hereby amended to read in full as follows:

                  Executive shall be entitled to terminate his employment for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean (without Executive's express prior written consent as a shareholder or otherwise) (i) failure by the Company to pay any compensation when due hereunder, (ii) any significant reduction by the Company of Executive's authorities, powers, functions, duties or responsibilities in managing the Company's business or the assignment of duties to Executive by the Chief Executive

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                  Officer of the Company inconsistent with Executive's position
                  (except in connection with termination of Executive's employment for Cause (as defined in section 7.4), as a result of Disability (as defined in Section 7.2), as a result of Executive's death or by Executive other than for Good Reason),
                  (iii) any material breach by the Company of any other material provision of this Agreement or (iv) any attempt by the Company or any successor changing the place of Executive's employment from within reasonable proximity to Stamford, Connecticut. If Executive desires to terminate his employment with the Company for Good Reason, he shall first give written notice of the facts and circumstances providing Good Reason to the Company, and shall allow the Company no less than twenty (20) days to remedy, cure or rectify the situation giving rise to Good Reason.

                  Section 8.1 of the Employment Agreement is hereby amended to read in full as follows:

                  (i) If Executive terminates his employment pursuant to Section 7.1, or (ii) if Executive's employment is terminated by the Company without Cause, or (iii) if the Company determines not to extend the Term of this Agreement for a one (1) year period, Executive shall be entitled to (A) receive Executive's Base Salary and benefits as set forth in Section 5 to which Executive is entitled up to and including the effective date of Executive's termination of employment hereunder, (B) receive Executive's Base Salary paid consistent with the Company's payroll practices for one (1) year from the effective date of Executive's termination of employment hereunder, (C) with respect to all fully vested options owned by Executive on the effective date of Executive's termination of employment hereunder, the privilege of exercising the unexercised portion of the options upon the later of (x) one
                  (1) year from the effective date of Executive's termination of employment hereunder or (y) thirty (30) days from the expiration of any restriction on the sale, transfer or other disposition of the shares of Common Stock underlying the options entered into by Executive at the request of the Company, and (D) receive an amount equal to the higher of (x) any bonus or incentive compensation Executive earned or received with respect to the prior fiscal year or (y) Forty Thousand Dollars ($40,000). Executive also shall be entitled to receive, during the period he is being paid Base Salary under this Agreement, coverage under the benefit programs, plans and practices of the Company provided under Section 5.1. In the event that Executive is unable to participate in such benefit programs, plans and practices due to his termination of employment with the Company,

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                  the Company shall make cobra payments for his benefit during the period he is being paid Base Salary under this Agreement. This Agreement contains the entire understanding between Executive and the Company and supersedes in all respects any prior or other agreement or understanding between the Company and Executive as to the matters set forth herein. Notwithstanding the foregoing, nothing herein shall cause the Company to maintain Executive's status as an employee of the Company after termination.

                  Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect.

                  In Witness Whereof, the parties have executed this Amendment as of the date first written above.

                                                 LEARN2 CORPORATION


                                               By:
                                                  ---------------------------
                                                  Name: Robert H. Ewald
                                                  Title: Chairman of the Board


                                                 EXECUTIVE


                                                 ----------------------------
                                                        Marc E. Landy

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